Exhibit 99.2


                                      PROXY
                         SPECIAL MEETING OF SHAREHOLDERS
                             OF THE MRC GROUP, INC.
                                December 9, 1998

 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE MRC GROUP, INC.


         The undersigned, [name] being the holder(s) of [number] shares of Common Stock, $0.01 par value (the "Common Stock"), and [number] shares of Series IV Preferred Stock, $1.00 par value, number Series V shares of Series V Preferred Stock, $1.00 par value and [number] shares of Series VI
Preferred Stock, $1.00 par value (collectively, the "Preferred Stock") of The MRC Group, Inc., a Missouri corporation (the "MRC"), as of the close of business on November 25, 1998, hereby revoking any proxy heretofore given, hereby constitutes and appoints Edward L. Samek and Steven Bell, and each of them, with full power of substitution as proxy to vote all such shares upon all subjects that may come before the Special Meeting of Shareholders of MRC to be held December 9, 1998 (the "Special Meeting") or any adjournment thereof as follows:

PROPOSAL 1 -  AGREEMENT AND PLAN OF MERGER AND MERGER

         On the proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") between MRC, MedQuist Inc, a New Jersey corporation ("MedQuist"), and Mercury Acquisition Corporation, a wholly owned subsidiary of MedQuist ("Sub"), pursuant to which Sub will be merged with and into MRC (the "Merger") and all the shares of Common Stock and Preferred Stock will be converted into shares of common stock of MedQuist in accordance with the terms of the Merger Agreement.

         Pursuant to Articles of Incorporation of MRC, in addition to voting on the Merger Agreement, holders of Series IV Preferred Stock, Series V Preferred Stock and Series VI Preferred Stock are also voting on, each as a series, (i) the Merger itself and (ii) the elimination in the Merger of the right to convert Preferred Stock into Common Stock. A vote in favor of the Merger Agreement shall be considered a vote in favor of these matters.

      ___ FOR APPROVAL        ___ AGAINST APPROVAL            ___ ABSTAIN


OTHER MATTERS TO COME BEFORE MEETING

On other matters incident to the conduct the Special Meeting or any adjournment or postponement thereof. (TO WITHHOLD AUTHORITY, STRIKE A LINE THROUGH THE ABOVE STATEMENT)

THE PROXIES WILL BE VOTED AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED, THEY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

IMPORTANT: Please date this proxy and sign exactly as your name or name(s) appear in the shareholder records of MRC. If the shares are held jointly, signatures must include both names. When signing as executor, administrator, trustee or guardian, please give full title as such. If voting on behalf of a corporation, please sign in full corporate name by president or other authorized officer. If voting on behalf of a partnership, please sign in partnership name by authorized person.

Receipt of the Notice of Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus dated November 2, 1998, is hereby acknowledged.

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
Print Name of Shareholder ___________________________________   Print Name of Shareholder _________________________________________

Printed Name and Title of Signer ____________________________   Printed Name and Title of Signer __________________________________

Signature ___________________________________________________   Signature _________________________________________________________

Dated:  _______________________, 1998                           Dated:  _______________________, 1998
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